                               September 19, 2000

Personal and Confidential

Mr. Alvin Clemens
HealthAxis.com, Inc.
2500 DeKalb Pike
East Norriton, PA   19401

Dear Al:

         The Compensation Committee of the HealthAxis.com ("HA") Board of Directors met following the conclusion of the full Board meeting to consider your compensation and position with HA. We discussed your participation in the creation of HA and your contributions and efforts to get HA to where it is today. The Compensation Committee discussed the current arrangement whereby it appears HA may be party to a joint agreement and several employment agreements with another company ("HAI") and the various issues, problems and potential defaults that arrangement creates for HA.


         The Compensation Committee was pleased to recommend to the HA Board and the HA Board approved the following compensation arrangement with respect to your role as Chairman of the Board of HA. This recommendation is subject to reaching a satisfactory arrangement with HAI effectuating a termination of any and all existing employment arrangements and agreements with HA, subject to HA obtaining a full and complete release and discharge from any liability or responsibility arising from any such employment agreement from both you and from HAI and, with respect to the office and benefits sections below, subject to effectuating the merger with HAI.

Compensation:     Effective upon termination and release from the existing HAI employment agreement, you will begin to receive an annual salary on an at-will basis of $100,000 retrospective to August
                  16, 2000.

Position:         Chairman of the Board of Directors (non-executive position)

Bonus: The Compensation Committee will consider on a subjective basis the value and contributions you have contributed to HA during the previous year and recommend to the Board what sort of additional compensation you should receive in the form of a bonus for such contributions and efforts.

Office: HA will provide you with an office and with secretarial support consistent with the level it provides other senior executives of the company until you have reached the age of 65.

Mr. Alvin Clemens
August 8, 2000
Page 2 of 3


Benefits:         You will be entitled to participate in all health and similar benefit plans currently available to other senior employees at HA. HA agrees, subject to the merger with HAI becoming effective, to provide you with standard health insurance to you and your family until the earlier to occur of (i) June 30, 2005, (ii) from and after June 30, 2000, you receive in cash compensation $2.125 million (or stock equivalent equal to that amount) from HAI and/or HA.com., or (iii) from or after December 31, 2000, you receive more than $10 million cash from the sale of HAI or HA.com stock. Additionally, HA.com agrees to recommend to HAI and to support the extension of the term of 397,198 stock options on HAI stock for an additional 3 years. Lastly, again from and after the merger is effective with HAI, HA will agree to compensate you for the lease of your existing vehicle through March 31, 2002.

         Al, it has been a pleasure working with you to bring HealthAxis to its current position. Obviously, these are trying and difficult times as we try to put together a merger of HA with HAI and try to bring closure to a number of vexing and difficult economic and organizational problems and challenges. You have served HA as Chairman and we look forward to working with you and the rest of the management team to move HealthAxis forward and creating shareholder value for all of us.

                                      Very Truly Yours,

                                      /s/ Gregory T. Mutz
                                      -------------------
                                      Gregory T. Mutz
                                      Chairman of the Compensation Committee
                                      HealthAxis.com, Inc.

Accepted and agreed to subject to the conditions provided herein this 20 day of September, 2000.

/s/ Alvin H. Clemens
--------------------
Alvin H. Clemens

GTM/dkw

cc: Henry Hager
    Pat McLaughlin
    Board of Directors, HealthAxis.com, Inc.